Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sensus Healthcare Inc. on Form S-8 File No. 333-221372 and Form S-8 File No. 333-212195 of our report dated March 5, 2021, with respect to our audits of the consolidated financial statements of Sensus Healthcare, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Sensus Healthcare, Inc. for the year ended December 31, 2020.

Marcum llp

Fort Lauderdale, Florida

March 5, 2021